First Northern Community Bancorp Announces Approval for Listing on The Nasdaq Capital Market
For immediate release
Dixon, Calif., April 21, 2026 — First Northern Community Bancorp (the “Company”), parent company of First Northern Bank, today announced that it has received approval to list its common stock on The Nasdaq Capital Market.  The Company expects trading in its shares to transition from the OTCQX to The Nasdaq Capital Market effective with the opening of the market on Friday, April 24, 2026, subject to continued satisfaction of applicable listing criteria. The Company’s common stock will continue to trade on the OTCQX through the end of trading on Thursday, April 23, 2026.  The common stock will trade on The Nasdaq Capital Market under its current ticker symbol “FNRN”.
“We are pleased to begin trading on Nasdaq, marking an important milestone for First Northern Community Bancorp,” said Jeremiah Smith, President and Chief Executive Officer. “This achievement reflects the strength of our organization and our continued commitment to disciplined growth and long-term value creation. We believe listing on a nationally recognized exchange should enhance our visibility, expand access to a broader investor base, and support our strategic objectives moving forward.”
Shareholders are not required to take any action in connection with the Company’s uplisting to Nasdaq.

About First Northern Bank
First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Colusa, and Glenn counties, as well as the west slope of El Dorado County. Experts are available in small business, commercial, real estate, and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Real estate mortgage and small-business loan officers are available by appointment at any of the Bank’s 14 branches, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn, Rancho Cordova, Colusa, Willows, and Orland. Non-FDIC insured Investment and Brokerage Services are also available at every branch location. First Northern Bank is rated as a Veribanc “Green-3 Star Blue Ribbon” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended December 31, 2025 (www.veribanc.com) and (www.bauerfinancial.com). For additional information, please visit thatsmybank.com or call (707) 678-7742. Member FDIC. Equal Housing Lender.

Forward-Looking Statements
This press release and other public statements may include certain “forward-looking statements” about First Northern Community Bancorp and its subsidiaries (the “Company”). These forward-looking statements are based on management’s current expectations, including but not limited to statements about the expected uplisting of the Company’s common stock to The Nasdaq Capital Market and the potential benefits of such listing, and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. Any anticipated benefits of the uplisting of the Company’s common stock to The Nasdaq Capital Market are subject to market conditions and other factors outside of the Company’s control, and no assurance can be given as to the effect that the uplisting may have on the trading volume of our stock or on the liquidity of an investment in our stock.  Readers are cautioned not to place undue reliance on forward‑looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.
Media Contact:
Mike Webber, Senior Vice President and Director of Marketing & Communications
(916) 570-1235
mwebber@thatsmybank.com